Exhibit 99.1
Quantum Technologies Reports 2013 First Quarter Financial Results

▪	Company reports 52% increase in natural gas tank and system revenues and growing sales order backlog
LAKE FOREST, Calif., May 15, 2013 /PRNewswire-FirstCall/ - Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a global leader in natural gas storage systems, integration and vehicle system technologies, today reported its results for the first quarter 2013. Conference call information is provided below.
2013 Highlights

•	Natural gas tank and system revenues increase 52% in first quarter 2013 over the corresponding prior year period

•	$10.3 million of new orders received in first quarter for natural gas tanks and systems

•	Order backlog grows to $17.4 million at March 31, 2013 for natural gas tanks and systems

•	Expansion of tank manufacturing capacity underway

•	Initiated several new programs for development of natural gas storage systems for truck and passenger vehicles anticipated to accelerate growth of future product sales

•	Sale and monetization of Schneider Power wind assets progressing

2013 First Quarter Operating Results Overview
Product revenues from our lightweight compressed natural gas (CNG) fuel storage tanks and systems increased by $1.2 million, or 52%, during the first quarter of 2013 as compared to the corresponding period in the prior year.
During the first quarter of 2013, we received $10.3 million in new purchase orders for our CNG fuel storage tanks and systems, which increased our backlog for CNG fuel storage tanks and systems to $17.4 million as of March 31, 2013.
Our consolidated operating loss from continuing operations was $3.9 million in the first quarter of 2013 compared to a loss of $4.0 million in the first quarter of 2012.
We used $2.1 million of cash for our consolidated operating activities in the first quarter of 2013, a $0.4 million improvement over the level of cash used for operating activities in the comparable prior year period.
“We are very pleased with the continued growth of the order flow and new customer programs that we have added in recent months which should become more visible in our operating results as we move through the remainder of 2013 and into the future,” said Brian Olson, Quantum's President and Chief Executive Officer. Mr. Olson continued, “We believe we have made tremendous strides in bringing in new customers and programs that will accelerate growth of future product sales in both the original equipment manufacturer (OEM) segment and the aftermarket segment.”
Fuel Storage & Vehicle Systems Segment
All revenues from continuing operations are generated by our Fuel Storage & Vehicle Systems segment.
Product revenue for this segment was $3.5 million in the first quarter of 2013, the same as in the first quarter of 2012. The first quarter revenue in 2013 was substantially all related to shipments of our CNG storage tanks and systems. In the first quarter of 2012, $2.3 million was generated from shipments of CNG storage tanks and systems and $1.2 million was generated from shipments of component parts to Fisker Automotive for the Fisker Karma vehicle. The Fisker Karma vehicle has not been in production since approximately July 2012 and, as a result, there have not been any product shipments in 2013.
As a result of the significant increase in new purchase orders for our CNG storage systems and our expectations for continued growth, we are implementing our plan to expand tank manufacturing capacity. The capacity expansion, anticipated to be completed in 2013, is designed to double our current production capacity by setting up state-of-the art manufacturing lines at a 60,000 sq. ft. building adjacent to our existing 30,000 sq. ft. factory in Lake Forest, California. The scheduled expansion is expected to provide additional capacity starting in the second quarter of calendar 2013 with continued incremental capacity coming on-line throughout calendar 2013.
Contract revenue for this segment was $0.9 million in the first quarter of 2013 as compared to $2.4 million in the first quarter of 2012. Contract revenue is derived primarily from system development, application engineering and qualification testing of our products and systems under funded contracts with OEMs and other customers. The higher contract revenue in 2012 was mainly due to the level of engineering services that we provided to Fisker Automotive associated with the Fisker Karma program and to General Motors associated with hydrogen tank development program that have since been completed or cancelled. We have recently added significant new engineering development programs with new customers associated with natural gas trucks and passenger vehicles that we expect will boost our level of contract revenues for the remainder of 2013. These programs include arrangements for us to become the production intent supplier of fuel storage systems for certain customers.
This segment had an operating loss of $1.9 million in the first quarter in 2013 as compared to an operating loss of $1.6 million in the first quarter in 2012.
The operating results of this segment include expenses associated with our internally funded engineering programs. The expenses for these programs amounted to $1.8 million in the first quarter of 2013, as compared to $2.2 million in the first quarter of 2012. Our internally funded research in 2013 primarily includes efforts to advance CNG storage technologies by integrating and testing lighter materials, and developing different size storage vessels to add to our existing product families. The decrease in expense during the 2013 period was primarily due to the suspension of activities associated with our Ford F-150 plug-in hybrid electric vehicle (PHEV) program in late calendar 2012, which represented $1.1 million of internally funded costs for the first quarter of 2012, that was partially offset by increased activities in the first quarter of 2013 related to development of CNG storage technologies.
Included in the operating loss for the first quarter of 2013 was a charge of $0.3 million to increase reserves for potential doubtful accounts receivable primarily associated with Fisker Automotive.
Corporate Segment
Corporate expenses were $2.0 million for the first quarter of 2013 as compared to $2.5 million for the same period in the prior year. Corporate expenses consist primarily of personnel costs, share-based compensation costs, and related general and administrative costs for executive, finance, legal, human resources, investor relations and our board of directors.
The decrease in corporate expenses in the first quarter of the current year is mainly attributable to savings from lower executive wages and benefits along with other cost-cutting initiatives we have and continue to implement.
Renewable Energy Segment - held for sale
As previously announced, we have committed to a formal plan to sell our renewable energy business segment conducted by our wholly owned subsidiary, Schneider Power Inc. (Schneider Power), and initiated steps to locate buyers for the business operations. Schneider Power, an operator and developer of wind farms, represents the entire operations of our Renewable Energy business segment. As a result of our intent to sell the business, the historical activities and balances of the Renewable Energy business segment are reported as discontinued operations held for sale in the accompanying condensed consolidated financial information presented herein.
The results from the operations of the Renewable Energy segment, classified as discontinued operations held for sale, net of taxes, was a net loss of $1.7 million in the first quarter of 2013 as compared to a net loss of $0.4 million in the first quarter of 2012.
The net earnings or loss reported for discontinued operations held for sale includes the recognition of $0.9 million of revenue from energy sales in the first quarter of 2013 as compared to $0.1 million in the same period for 2012. Energy sales in the first quarter of 2013 include activities of the 10.0 megawatt Zephyr Wind Farm (Zephyr), which Schneider Power acquired on April 20, 2012. Zephyr began generating revenues under its power purchase agreement beginning on its official commercial operation date of May 15, 2012. The net loss reported for discontinued operations held for sale in the first quarter of 2013 includes operating expenses of $0.5 million as compared to operating expenses of $0.3 million in the same period in 2012. Also included in expenses in the 2013 period were total impairment charges of $1.7 million, of which $1.0 million related to goodwill associated with Zephyr and $0.7 million related to intangible assets associated with Schneider Power's development project pipeline. Interest expense on long-term project financing obligations was $0.4 million in the first quarter of 2013 as compared to $0.1 million in the first quarter of 2012.
On May 14, 2013, we announced that Schneider Power had closed on the sale of its 1.6 Megawatt (MW) Providence Bay operational wind farm for a purchase price of CAD 406,000 and the assumption of approximately CAD 1.1 million of bank debt and certain other project related liabilities. In addition, we previously announced that Schneider Power has entered into a separate non-binding letter of intent with an unrelated third party for the sale of Schneider Power's 10.0 MW Trout Creek wind farm development project and certain other Schneider Power development projects and also received formal offers and letters of interest for Schneider Power's 10.0 MW Zephyr operational wind farm.

Non-Reporting Segment Results
Interest Expense. Interest expense of our continuing operations, net of interest income, amounted to $1.4 million in the first quarter of 2013 as compared to $3.2 million in the first quarter of 2012. Interest expense represents both cash payments based on stated contractual rates and non-cash imputed rates associated with equity-linked characteristics (e.g. warrants and debt principal conversion features), accelerated maturities and/or other contractual provisions of the debt securities. Included in the first quarters of 2013 and 2012 are non-

cash interest costs of $0.9 million and $3.0 million, respectively. Interest expense in 2013 now includes the imputed non-cash rate associated with $1.8 million of bridge notes and certain warrants sold to investors on January 24, 2013.
Fair Value Adjustments of Derivative Instruments. Our consolidated financial statements include fair value adjustments for the bifurcation of the derivative liabilities associated with embedded features contained within certain warrant contracts. Fair value adjustments of derivative instruments, which represent non-cash unrealized gains or losses, amounted to a net gain of less than $0.1 million in the first quarter of 2013 as compared to a net gain of $0.1 million in the first quarter of 2012.
Consolidated Net Loss
Our consolidated net loss for the first quarter of 2013 was $6.9 million, compared to a net loss of $7.8 million in the first quarter of 2012.

Quantum Fuel Systems Technologies Worldwide, Inc.
Condensed Consolidated Financial Information
	Three Months Ended
	March 31,
	2012	2013
	(Unaudited)	(Unaudited)
Statements of Operations:
Revenue:
Net product sales	$3,545,741	$3,505,095
Contract revenue	2,359,563	902,162
Total revenue	5,905,304	4,407,257
Costs and expenses:
Cost of product sales	2,506,879	2,603,876
Research and development	3,941,269	2,354,500
Selling, general and administrative	3,492,491	3,328,607
Total costs and expenses	9,940,639	8,286,983
Operating loss	(4,035,335)	(3,879,726)
Interest expense, net	(3,245,227)	(1,395,433)
Fair value adjustments of derivative instruments, net	106,000	87,000
Loss on settlement of debt and derivative instruments, net	(95,450)	—
Equity in losses of affiliates, net	(121,590)	(5,998)
Loss from operations before income taxes	(7,391,602)	(5,194,157)
Income tax benefit (expense)	—	(1,600)
Loss from continuing operations	$(7,391,602)	$(5,195,757)
Loss from discontinued operations, net of taxes	(423,288)	(1,708,163)
Net loss attributable to stockholders	$(7,814,890)	$(6,903,920)

Per share data - basic and diluted:
Loss from continuing operations	$(0.25)	$(0.11)
Loss from discontinued operations	(0.01)	(0.03)
Net loss attributable to stockholders	$(0.26)	$(0.14)

Weighted average shares outstanding -
Basic and Diluted	29,503,356	48,356,602
Cash Flow Information (1):
Net cash used in operating activities	$(2,502,149)	$(2,119,514)
Net cash used in investing activities	(218,473)	(1,245,326)
Net cash provided by financing activities	9,635,100	2,894,453

(1) The cash flow information includes Schneider Power for all periods presented.

	December 31,	March 31,
	2012	2013
Balance Sheet Information:		(Unaudited)
Continuing Operations:
Cash and cash equivalents	$1,435,658	$1,516,799
Working capital (deficit)	$(8,387,625)	$(11,516,420)
Total assets	$27,034,902	$27,293,348

Derivative instruments classified as current	$600,000	$1,218,000

Debt obligations, current and non-current:
Principal and accrued interest	$13,564,903	$15,038,449
Debt discounts	(1,504,353)	(1,787,930)
Total	$12,060,550	$13,250,519

Discontinued Operations:
Cash and cash equivalents	$578,080	$32,503
Total assets	$34,226,458	$31,108,058
Total liabilities	$26,908,713	$26,078,426

Total stockholders' equity	$14,222,681	$8,623,231

Shares issued and outstanding:
Preferred stock; $0.001 par value	—	—
Series B common stock; $0.02 par value	49,998	49,998
Common stock; $0.02 par value	47,761,119	49,799,198
Total	47,811,117	49,849,196
Financial Results Call Scheduled:
Wednesday, May 15, 2013 1:30 p.m. Pacific time (04:30 p.m. Eastern time). If you are interested in participating in the financial results conference call, please call 800-207-9287 or 706-679-1155, Conference ID #67538558, approximately ten minutes prior to the starting time.  An operator will request your name and organization. You will then be placed on hold until the call begins.
For those of you unable to join us for the earnings call, a playback of the call will be available via telephone approximately three hours after the call until May 24, 2013 at 11:45 p.m. Pacific Time. The number for this service is: 855-859-2056.
The call will also be available on the Company's Investor Relations web page approximately two hours after the call at:
http://www.qtww.com/about/investor_information/conference_calls/index.php
For assistance, please call Bonnie Poyer at (949) 399-4536.

About Quantum:
Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies including engine and vehicle control systems and drivetrains. Quantum produces one of the most innovative, advanced, and light-weight compressed natural gas storage tanks in the world and supplies these tanks, in addition to fully-integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast-to-market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.
Forward Looking Statements:
This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements included in this report, other than those that are historical, are forward-looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology.  Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements. The risk factors include the ability of the customer and Quantum to fulfill their obligations under the new orders.  The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
More information can be found about the products and services of Quantum at http://www.qtww.com or you may contact:
Brion D. Tanous
Principal, CleanTech IR, Inc.
Email:     btanous@cleantech-ir.com
310-541-6824

2013 Quantum Fuel Systems Technologies Worldwide, Inc.
Advanced Technology Center
25242 Arctic Ocean Drive, Lake Forest, CA 92630
Phone 949-399-4500  Fax 949-399-4600